UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 24, 2007

GOODMAN GLOBAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-32850	20-1932202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5151 San Felipe Suite 500 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 861-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 24, 2008, Goodman Global Holdings, Inc. (“Holdings”), a subsidiary of Goodman Global, Inc., entered into (i) a supplemental indenture dated as of January 24, 2008 (the “Floating Rate Notes Supplemental Indenture”) to the Indenture dated as of December 23, 2004, by and among Holdings, each of the guarantors party thereto and Wells Fargo Bank, National Association, pursuant to which Holdings’ Senior Floating Rate Notes due 2012 (the “Floating Rate Notes”) were issued (as amended and supplemented, the “Floating Rate Notes Indenture”), and (ii) a supplemental indenture dated as of January 24, 2008 (the “Fixed Rate Notes Supplemental Indenture” and, together with the Floating Rate Notes Supplemental Indenture, the “Supplemental Indentures”) to the Indenture dated as of December 23, 2004, by and among Holdings, each of the guarantors party thereto and Wells Fargo Bank, National Association, pursuant to which Holdings’ 7-7/8% Senior Subordinated Notes due 2012 (the “Fixed Rate Notes” and, together with the Floating Rate Notes the “Notes”) were issued (as amended and supplemented, the “Fixed Rate Notes Indenture” and, together with the Floating Rate Notes Indenture, the “Indentures”).

The Supplemental Indentures were entered into in connection with Holdings’ tender offers and consent solicitations with respect to the Notes, which were commenced January 10, 2008. The Supplemental Indentures amend the Indentures governing the Notes to, among other things, eliminate substantially all of the restrictive covenants and certain events of default in the Indentures. The effectiveness of the amendments is conditional upon, among other things, Holdings accepting the Notes validly tendered for purchase pursuant to its tender offer for the Notes, which was commenced on January 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOODMAN GLOBAL, INC. (Registrant)

Date: January 28, 2008	By:	/s/ Ben D. Campbell
	Name:	Ben D. Campbell
	Title:	Executive Vice President, Secretary and General Counsel